CHAIRMAN’S AGREEMENT
Effective January 1, 2017
This Chairman’s Agreement (the “Agreement”) is made and entered into between Stephen G. Newberry (the “Chairman”) and Lam Research Corporation, a Delaware corporation (the “Company”).
R E C I T A L S
A.The Company and Chairman desire to enter into this Agreement with respect to the Chairman’s service as Chairman of the Board of the Company.
In consideration of the mutual covenants herein contained, and in consideration of the retainer of the Chairman by the Company, the parties agree as follows:

1.	Duties and Scope.
(a)    Position. During the Term (as defined in Section 2(a) below), the Chairman shall serve as the chairman of the board of directors (the “Board”) of the Company (and not as an employee or officer). The Chairman shall perform all duties enumerated in the Company’s bylaws and corporate governance guidelines; perform such other duties as the Board may reasonably request from time to time; and provide reports to the Board on the Chairman’s activities under this Agreement, as requested by the Board.
(b)    Chairman’s Obligations. Chairman shall comply with all of the Company’s policies and procedures governing service as a director and chairman of the Board. During the Term, the Chairman shall not devote substantial business efforts and time to another for profit company except as authorized by the lead independent director. The foregoing, however, shall not preclude the Chairman from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company, such as serving on the board of directors of other for-profit companies except as set forth in Section 7(b).

2.	Term.
(a)    Term. The Company shall retain the Chairman, on the terms and subject to the conditions set forth in this Agreement, for the period commencing on January 1, 2017, and ending on December 31, 2017 (such period, the “Term”).
(b)    Termination. This Agreement will terminate at the conclusion or earlier termination of the Term. The parties may mutually agree in writing to extend the Term for additional one (1) year terms. In addition, the Term will also terminate automatically if the Chairman is no longer a member of the Board or if he is no longer the chairman of the Board, for any reason, including death, disability, or the Company’s stockholders’ failure to elect the chairman to the Board.

3.	Compensation and Benefits Elements.
(a)    Annual Retainers. During the Term, as compensation for the Chairman’s service as chairman of the board of directors, the Company shall pay the Chairman a retainer equal to: (i) the annual cash and equity retainers payable to all non-employee Directors of the Company for calendar year 2017 and (ii) an additional cash retainer equal to $160,000 for calendar year 2017. Both cash retainers and the equity retainer shall be payable at the same time, and on the same terms, as the annual cash and equity retainers payable to other non-employee Directors. In addition, the Chairman may receive increases in the Chairman’s cash retainer (prong (ii) above) as may be determined from time to time in the sole discretion of the independent members of the Board.
(b)     Deferred Compensation. The Chairman shall be entitled to maintain a balance in the Company’s Elective Deferred Compensation Plan pursuant to the terms thereof on the same terms as other non-employee Directors, subject to the generally applicable terms and conditions of the plan.
(c)    Benefits. During the Term, the Chairman shall be eligible to participate in the benefit plans and compensation programs maintained by the Company of general applicability to non-employee Directors of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the independent members of the Board or the Compensation Committee or any committee administering such plan or program, as appropriate.
(d)    Reimbursement of Business Expenses. The Company shall reimburse the Chairman for all reasonable and necessary business expenses incurred by the Chairman in the performance of his duties hereunder upon proper submission of expense reports in accordance with Company policies regarding such reimbursement for non-employee Directors.
(e)    Administrative Support. During the Term, the Company will provide the Chairman with a reasonable level of administrative support. This may either be provided by the Company directly or may be reimbursed by the Company pursuant to appropriately incurred expenses by the Chairman.

4.	Termination Benefits.
(a)    Accrued Rights. In the event of a termination of the Term for any reason, Chairman shall be entitled to receive the Accrued Rights. “Accrued Rights” shall mean: i) any unpaid retainer(s) through the date of termination of service, ii) reimbursement for any unreimbursed business expenses properly incurred by Chairman in accordance with the applicable Company policy, and iii) such Employee Benefits, if any, as to which Chairman may be entitled under the Elective Deferred Compensation Plan and the Retiree Health Plan of the Company in accordance with their respective terms.

5.	Successors.
(a)Company’s Successors. The Company shall require a successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets (each a “Successor Company”) to assume the Company’s obligations under this Agreement and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes of this Agreement, the term “Company” shall include any Successor Company which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Chairman’s Successors. The terms of this Agreement and all rights of the Chairman hereunder shall inure to the benefit of, and be enforceable by, the Chairman’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.    Notice.
(a)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by Federal Express or a comparable air courier company. In the case of the Chairman, notices sent by courier shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, notices sent by courier shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.
7.    Non-Compete; Non-Solicit.
(a)The parties hereto recognize that the Chairman’s services are special and unique and that his level of compensation is partly in consideration of and conditioned upon the Chairman’s not competing with the Company, and that the covenant on his part not to compete and not to solicit as set forth in this Section 7 is essential to protect the business and goodwill of the Company.
(b)The Chairman agrees that prior to the end of the Term, the Chairman will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity (1) render any services to any company, business, agency, partnership or entity engaged in a business competitive with the Company (“Restricted Business”) other than the Company, or (2) make or hold any investment in any Restricted Business in the United States other than the Company, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 2% of the listed or traded stock of any publicly held corporation. For purposes of this Section7, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, any Successor Company and any other corporation or entity of which the

Chairman may serve as a director, officer or employee at the request of the Company or any Successor Company.
(c)Prior to the end of the Term, and for the period extending six (6) months thereafter, the Chairman will not directly induce or attempt to influence any employee of the Company to leave its employ and join any Restricted Business in or within 50 miles of Fremont, California.
(d)The Chairman agrees that the Company would suffer an irreparable injury if he were to breach the covenants contained in subparagraphs (b) or (c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction, and the Chairman hereby stipulates to the entering of such injunctive relief prohibiting him from engaging in such breach.
(e)If any of the restrictions contained in this Section 7 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provisions hereof (but only to the extent necessary to render such restrictions enforceable) and then enforce this Section 7 in its reduced form for all purposes in the manner contemplated hereby.
8.    Existing Confidentiality and Non-Compete Agreements.
Chairman represents and warrants (1) that prior to the date hereof he has provided the Company with true and complete copies of any and all written confidentiality and/or non-compete agreements to which Chairman is a party as of the date hereof (together with a written description of any such oral agreements), and (2) to the best of Chairman’s knowledge, full compliance with the terms of each such agreement will not materially interfere with Chairman’s duties hereunder (except to the extent that Chairman reasonably may determine to absent himself from certain Company meetings and communication). The Chairman further covenants that he will not willfully and knowingly fail to fully abide by the terms of any and all such agreements and will work in good faith with the Company to avoid any breach thereof.
9.    Arbitration.
At the option of either party, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration under the rules of the American Arbitration Association in accordance with the rules and regulations of that Association with the exception of any claim for temporary, preliminary or permanent injunctive relief arising from or respecting this Agreement which may be brought by the Company in any court of competent jurisdiction irrespective of Chairman’s desire to arbitrate such a claim.
The arbitrator shall be selected as follows. In the event the Company and the Chairman agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties cannot agree on an arbitrator, the Company and the Chairman shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.
Arbitration shall take place in San Jose, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only by the Company and the Chairman and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy unless and until such information shall become generally known. The arbitrator, who, if more than one, shall act by majority vote, shall have the power and authority to decree any and all relief of an equitable nature including, but not limited to, such relief as a temporary restraining order, a temporary and/or permanent injunction, and shall also have the power and authority to award damages, with or without an accounting and costs, provided, that punitive damages shall not be awarded, and provided, further, that the Chairman shall be entitled to reimbursement for his reasonable attorney’s fees to the extent that he prevails as to the material issues in such dispute. The reimbursement of attorney’s fees shall be made promptly following delivery of an invoice therefor. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such a manner as the law shall require.
10.    Excise Tax on Payments. Notwithstanding anything to the contrary contained herein, in the event that any payment by the Company to or for the benefit of the Chairman, whether paid or payable, would be subject to the excise tax imposed by Section 4999 of the Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Chairman shall receive either the full amount or a lesser amount that does not trigger an excise tax, whichever produces a greater after-tax benefit to the Chairman, as determined by the Company.
11.    Miscellaneous Provisions.
(a)No Duty to Mitigate. The Chairman shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Chairman may receive from any other source.
(b)Waiver. No provisions of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Chairman and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement; Amendment. This Agreement and the documents expressly referred to herein represent the entire agreement of the parties with respect to the matters set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Nothing herein affects the continued enforceability of either the Company’s Employment, Confidential Information and Invention Assignment Agreement previously executed by the Chairman, or the Chairman’s Indemnification Agreement with the Company. Notwithstanding the foregoing, in no event shall Chairman be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Chairman under any severance or similar plan or policy of Company, and in any such case Chairman shall only be entitled to receive the greater of the two payments.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of California, without regard to conflicts of law provisions thereof.
(e)Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Agreement shall remain in full force and effect as to the remaining provisions, and the parties shall replace the invalid or unenforceable provision with one which reflects the parties’ original intent in agreeing to the invalid/unenforceable one.
(f)No Assignment of Benefits. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.
(g)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(h)Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Chairman’s termination of service with the Company, the Company has determined that the Chairman is a “specified employee” as defined in Section 409A of the Code and any payments and benefits to Chairman are considered a “deferral of compensation” under Section 409A of the Code (the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first six months following the termination date will become payable on the first business day of the seventh month following the Chairman’s termination date, or if earlier the date of the Chairman’s death. In the event that payments under this Agreement are deferred pursuant to this Section 11(h), then such payments shall be paid at the time specified in this Section 11(h) without interest. The Company shall consult with the Chairman in good faith regarding the implementation of the provisions of this Section 11(h) provided, that neither the Company nor any of its employees or representatives shall have any liability to the Chairman with respect thereto. Any amount under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement. Any amounts scheduled for payment hereunder when they are ordinarily paid out or when they are made to non-employee directors, will nonetheless be paid to Chairman on or before March 15th of the year following the year when the payment is no longer subject to a substantial risk of forfeiture. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to the Chairman’s termination of service shall refer to Chairman’s separation of services with the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Chairman during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Chairman in any other calendar year, (y) the reimbursements for expenses for which the Chairman is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(j)Survival of Obligations. Except as otherwise described herein, and except to the extent that as of the termination date rights to payment hereunder have accrued, the obligations of Sections 4 through 11 shall survive termination of this Agreement.
(k)Company Release. As a condition to the Company’s obligations pursuant to this Agreement, the Chairman agrees to execute a release of claims against the Company within sixty (60) days following the Chairman’s termination date (the “Release”). If the Company has not received an irrevocable Release by the sixtieth (60th) day following the termination date, the Company shall be under no obligation to make payments or provide benefits unless otherwise required by law; provided such sixty (60) day period shall be tolled during the pendency of any arbitration proceeding under this Agreement
IN WITNESS WHEREOF, the parties have executed this Agreement.

LAM RESEARCH CORPORATION By: /s/ Sarah A. O'Dowd Sarah A. O’ Dowd Its: Senior Vice President, Chief Legal Officer and Secretary
DATED: December 14, 2016	/s/ Stephen G. Newberry Stephen G. Newberry
DATED: December 14, 2016